Exhibit 99.1

ARCH CAPITAL GROUP LTD.

Earnings Release Supplement

As of September 30, 2009

Wessex House, 4th Floor 45 Reid Street Hamilton HM 12 Bermuda 441-278-9250 441-278-9255 fax CONTACT: John C.R. Hele Executive Vice President and Chief Financial Officer
PRESS RELEASE NASDAQ Symbol ACGL For Immediate Release

ARCH CAPITAL GROUP LTD. REPORTS 2009 THIRD QUARTER RESULTS

HAMILTON, BERMUDA, October 26, 2009 — Arch Capital Group Ltd. (NASDAQ: ACGL) reports that net income available to common shareholders for the 2009 third quarter was $274.4 million, or $4.39 per share, compared to $26.4 million, or $0.42 per share, for the 2008 third quarter, and $566.4 million, or $9.05 per share, for the nine months ended September 30, 2009, compared to $408.1 million, or $6.23 per share, for the 2008 period. The Company also reported after-tax operating income available to common shareholders of $160.3 million, or $2.56 per share, for the 2009 third quarter, compared to $64.1 million, or $1.02 per share, for the 2008 third quarter, and $492.4 million, or $7.87 per share, for the nine months ended September 30, 2009, compared to $451.5 million, or $6.89 per share, for the 2008 period. All earnings per share amounts discussed in this release are on a diluted basis.

The Company’s book value per common share increased to $69.48 at September 30, 2009, a 14.4% increase from $60.76 per share at June 30, 2009 and a 35.3% increase from $51.36 at December 31, 2008, due to growth in retained earnings and an after-tax increase in the market value of the Company’s investment portfolio. The Company’s after-tax operating income available to common shareholders represented a 16.4% annualized return on average common equity for the 2009 third quarter, compared to 7.6% for the 2008 third quarter, and 18.1% for the nine months ended September 30, 2009, compared to 17.4% for the 2008 period. After-tax operating income available to common shareholders, a non-GAAP measure, is defined as net income available to common shareholders, excluding net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses, net of income taxes. See page 7 for a further discussion of after-tax operating income available to common shareholders and Regulation G.

The following table summarizes the Company’s underwriting results:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(U.S. dollars in thousands)	2009	2008	2009	2008

Gross premiums written	$937,328	$903,533	$2,874,219	$2,843,611
Net premiums written	727,308	692,692	2,244,025	2,190,152
Net premiums earned	734,385	733,031	2,134,207	2,146,940
Underwriting income (loss)	73,835	(38,516)	256,848	151,260

Combined ratio	90.0%	105.3%	88.0%	92.9%

The following table summarizes, on an after-tax basis, the Company’s consolidated financial data, including a reconciliation of after-tax operating income available to common shareholders to net income available to common shareholders and related diluted per share results:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(U.S. dollars in thousands, except per share data)	2009	2008	2009	2008

After-tax operating income available to common shareholders	$160,332	$64,094	$492,374	$451,452
Net realized gains (losses), net of tax	69,190	(21,904)	48,836	21,704
Net impairment losses recognized in earnings, net of tax	(4,643)	(82,514)	(61,563)	(105,854)
Equity in net income (loss) of investment funds accounted for using the equity method, net of tax	69,119	(1,731)	135,428	(4,461)
Net foreign exchange gains (losses), net of tax	(19,591)	68,445	(48,670)	45,253
Net income available to common shareholders	$274,407	$26,390	$566,405	$408,094

Diluted per common share results:
After-tax operating income available to common shareholders	$2.56	$1.02	$7.87	$6.89
Net realized gains (losses), net of tax	1.11	(0.35)	0.78	0.33
Net impairment losses recognized in earnings, net of tax	(0.08)	(1.31)	(0.98)	(1.61)
Equity in net income (loss) of investment funds accounted for using the equity method, net of tax	1.11	(0.03)	2.16	(0.07)
Net foreign exchange gains (losses), net of tax	(0.31)	1.09	(0.78)	0.69
Net income available to common shareholders	$4.39	$0.42	$9.05	$6.23

Weighted average common shares and common share equivalents outstanding — diluted	62,533,816	62,830,910	62,590,228	65,530,570

The combined ratio represents a measure of underwriting profitability, excluding investment income, and is the sum of the loss ratio and expense ratio. A combined ratio under 100% represents an underwriting profit and a combined ratio over 100% represents an underwriting loss. For the 2009 third quarter, the combined ratio of the Company’s insurance and reinsurance subsidiaries consisted of a loss ratio of 60.6% and an underwriting expense ratio of 29.4%, compared to a loss ratio of 74.9% and an underwriting expense ratio of 30.4% for the 2008 third quarter. For the nine months ended September 30, 2009, the combined ratio of the Company’s insurance and reinsurance subsidiaries consisted of a loss ratio of 58.3% and an underwriting expense ratio of 29.7%, compared to a loss ratio of 63.2% and an underwriting expense ratio of 29.7% for the 2008 period. The loss ratio of 60.6% for the 2009 third quarter was comprised of 49.8 points of paid losses (including 3.7 points related to 2005 and 2008 named catastrophic events), 4.3 points related to reserves for reported losses and 6.5 points related to incurred but not reported reserves.

In establishing the reserves for losses and loss adjustment expenses, the Company has made various assumptions relating to the pricing of its reinsurance contracts and insurance policies and also has considered available historical industry experience and current industry conditions. Any estimates and assumptions made as part of the reserving process could prove to be inaccurate due to several factors, including the fact that relatively limited historical information has been reported to the Company through September 30, 2009. As actual loss information is reported to the Company and it develops its own loss experience, the Company will give more emphasis to other actuarial techniques. For a discussion of underwriting activities and a review of the Company’s results by operating segment, see “Segment Information” in the Supplemental Financial Information section of this release.

The Company’s investment portfolio continues to be comprised primarily of high quality fixed income securities with an average credit quality of “AA+”, no direct holdings of collateralized debt obligations (CDOs), collateralized loan obligations (CLOs) or credit default swaps (CDSs). The Company’s portfolio does not include ownership of common stock or preferred stock of any publicly-traded issuers and essentially includes no investments in hedge funds or private equity funds. The portfolio’s book yield was 3.93% at September 30, 2009, compared to 4.06% at June 30, 2009 and 4.55% at December 31, 2008. The lower book yields in the 2009 periods were due in part to lower available yields and a reduction in 2009 of the portfolio’s effective duration, which was 3.09 years at September 30, 2009, compared to 3.02 years at June 30, 2009 and 3.62 years at December 31, 2008.

The Company’s investment portfolio includes exposures to fixed income corporate issuers which are backed by guarantees from the Federal Deposit Insurance Corporation (“FDIC”), a U.S. government agency, under the Temporary Liquidity Guarantee Program, along with foreign exposures which are backed by other governments.  As of September 30, 2009, the market value of such securities was approximately $1.36 billion. In addition, the Company began participating in the Federal Reserve’s Term Asset-Backed Securities Loan Facility (“TALF”) in the 2009 third quarter. TALF provides secured financing for asset-backed securities backed by certain types of consumer and small-business loans and legacy commercial mortgage-backed securities. TALF financing is non-recourse to the Company, is collateralized by the purchased securities and provides financing for the purchase price of the securities, less a ‘haircut’ that varies based on the type of collateral. The Company can deliver the collateralized securities to the Federal Reserve in full defeasance of the loan. As of September 30, 2009, the Company had $250.5 million of securities purchased under TALF which are reflected as “TALF investments, at market value” and has $219.8 million of secured financing from the Federal Reserve which is reflected as “TALF borrowings, at market value.” Changes in the market value of the TALF investments and TALF borrowings are recorded through the Company’s income statement each period.

Including the effects of foreign exchange, total return on the Company’s investment portfolio was approximately 4.75% for the 2009 third quarter, compared to (2.69%) for the 2008 third quarter, and 10.01% for the nine months ended September 30, 2009, compared to (1.86%) for the 2008 period. Excluding foreign exchange, total return was 4.63% for the 2009 third quarter, compared to (1.88%) for the 2008 third quarter, and 9.30% for the nine months ended September 30, 2009, compared to (1.25%) for the 2008 period. As discussed below, the Company holds investments in foreign currencies which are intended to mitigate its exposure to foreign currency fluctuations in its net insurance liabilities.

Net investment income for the 2009 third quarter was $100.2 million, or $1.60 per share, compared to $100.5 million, or $1.60 per share, for the 2009 second quarter and $117.0 million, or $1.86 per share, for the 2008 third quarter. For the nine months ended September 30, 2009, net investment income was $296.6 million, or $4.74 per share, compared to $356.3 million, or $5.44 per share, for the 2008 period. The pre-tax investment income yield was 3.76% for the 2009 third quarter, compared to 3.91% for the 2009 second quarter and 4.74% for the 2008 third quarter. For the nine months ended September 30, 2009, the pre-tax investment income yield was 3.82%, compared to 4.80% for the 2008 period. The comparability of net investment income between the 2009 and 2008 periods was influenced by the Company’s share repurchase program described below.

The Company recorded $4.6 million of net impairment losses through earnings in the 2009 third quarter. The net impairment losses primarily resulted from reductions in the expected recovery values on mortgage backed and asset backed securities during the period. In addition, the Company recorded $69.1 million of net income related to investment funds accounted for using the equity method for the 2009 third quarter, compared to net losses of $1.7 million for the 2008 third quarter, and $135.4 million of net income related to such funds for the nine months ended September 30, 2009, compared to net losses of $4.5 million for the 2008 period. Investment funds accounted for using the equity method totaled $376.4 million at September 30, 2009, compared to $370.2 million at June 30, 2009 and $301.0 million at December 31, 2008.

Please refer to the Company’s Financial Supplement dated September 30, 2009, which is posted on the Company’s website at http://www.archcapgroup.bm/EarningsReleases.aspx, for further information on the Company’s investment portfolio.

For the 2009 third quarter, the Company’s effective tax rates on income before income taxes and pre-tax operating income were 0.8% and 0.5%, respectively. For the nine months ended September 30, 2009, the Company’s effective tax rates on income before income taxes and pre-tax operating income were 3.4% and 2.9%, respectively, compared to 2.6% and 2.0% for the 2008 period. The Company’s effective tax rates may fluctuate from period to period based on the relative mix of income reported by jurisdiction primarily due to the varying tax rates in each jurisdiction. The Company’s quarterly tax provision is adjusted to reflect changes in its expected annual effective tax rates, if any. The Company currently expects that its annual effective tax rate on pre-tax operating income available to common shareholders for the year ended December 31, 2009 will be in the range of 2.0% to 4.0%. In addition, the Company’s Bermuda-based reinsurer incurs federal excise taxes for premiums assumed on U.S. risks. The Company incurred $9.7 million of federal excise taxes in each of the nine months ended September 30, 2009 and 2008. Such amounts are reflected as acquisition expenses in the Company’s consolidated statements of income.

Net foreign exchange losses for the 2009 third quarter of $19.8 million consisted of net unrealized losses of $18.9 million and net realized losses of $0.9 million, compared to net foreign exchange gains for the 2008 third quarter of $68.4 million which consisted of net unrealized gains of $66.7 million and net realized gains of $1.7 million. Net foreign exchange losses for the nine months ended September 30, 2009 of $48.2 million consisted of net unrealized losses of $45.1 million and net realized losses of $3.1 million, compared to net foreign exchange gains for the 2008 period of $45.1 million which consisted of net unrealized gains of $45.5 million and net realized losses of $0.4 million. The net foreign exchange losses in the 2009 periods resulted from the significant weakening of the U.S. Dollar against the British Pound, Euro and other major currencies during the periods. Net unrealized foreign exchange gains or losses result from the effects of revaluing the Company’s net insurance liabilities required to be settled in foreign currencies at each balance sheet date. The Company holds investments in foreign currencies which are intended to mitigate its exposure to foreign currency fluctuations in its net insurance liabilities. However, changes in the value of such investments due to foreign currency rate movements are reflected as a direct increase or decrease to shareholders’ equity and are not included in the consolidated statements of income.

The board of directors of ACGL has authorized the investment of up to $1.5 billion in ACGL’s common shares through a share repurchase program. Repurchases under the program may be effected from time to time in open market or privately negotiated transactions through February 2010. During the 2009 third quarter, the Company repurchased 1.5 million common shares for an aggregate purchase price of $98.2 million. Since the inception of the share repurchase program through September 30, 2009, ACGL has repurchased 16.8 million common shares for an aggregate purchase price of $1.15 billion. At September 30, 2009, $350.1 million of repurchases were available under the share repurchase program.

At September 30, 2009, the Company’s capital of $4.86 billion consisted of $300.0 million of senior notes, representing 6.2% of the total, $100.0 million of revolving credit agreement borrowings due in August 2011, representing 2.1% of the total, $325.0 million of preferred shares, representing 6.7% of the total, and common shareholders’ equity of $4.14 billion, representing the balance. At December 31, 2008, the Company’s capital of $3.83 billion consisted of $300.0 million of senior notes, representing 7.8% of the total, $100.0 million of revolving credit agreement borrowings due in August 2011, representing 2.6% of the total, $325.0 million of preferred shares, representing 8.5% of the total, and common shareholders’ equity of $3.11 billion, representing the balance. The increase in total capital during 2009 was primarily attributable to net income and an after-tax increase in the market value of the Company’s investment portfolio during the period.

The Company will hold a conference call for investors and analysts at 11:00 a.m. Eastern Time on Tuesday, October 27, 2009. A live webcast of this call will be available via the Investor Relations — Events &

Presentations section of the Company’s website at http://www.archcapgroup.bm. A telephone replay of the conference call also will be available beginning on October 27 at 2:00 p.m. Eastern Time until November 3, 2009 at midnight Eastern Time. To access the replay, domestic callers should dial 888-286-8010 (passcode 35122067), and international callers should dial 617-801-6888 (passcode 35122067).

Please refer to the Company’s Financial Supplement dated September 30, 2009, which is posted on the Company’s website at http://www.archcapgroup.bm/EarningsReleases.aspx. The Financial Supplement provides additional detail regarding the financial performance of the Company. From time to time, the Company posts additional financial information and presentations to its website, and investors are encouraged to check the Investor Relations — Events & Presentations section of the Company’s website at http://www.archcapgroup.bm/presentations.aspx regularly for additional information regarding the Company.

Arch Capital Group Ltd., a Bermuda-based company with approximately $4.9 billion in capital at September 30, 2009, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (“PLSRA”) provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward-looking statements. Forward-looking statements, for purposes of the PLSRA or otherwise, can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” and similar statements of a future or forward-looking nature or their negative or variations or similar terminology.

Forward-looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), and include:

•                        the Company’s ability to successfully implement its business strategy during “soft” as well as “hard” markets;

•                        acceptance of the Company’s business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and its insureds and reinsureds;

•                        the Company’s ability to maintain or improve its ratings, which may be affected by its ability to raise additional equity or debt financings, by ratings agencies’ existing or new policies and practices, as well as other factors described herein;

•                        general economic and market conditions (including inflation, interest rates, foreign currency exchange rates and prevailing credit terms) and conditions specific to the reinsurance and insurance markets in which the Company operates;

•                        competition, including increased competition, on the basis of pricing, capacity, coverage terms or other factors;

•                        the Company’s ability to successfully integrate, establish and maintain operating procedures (including the implementation of improved computerized systems and programs to replace and support manual systems) to effectively support its underwriting initiatives and to develop accurate actuarial data;

•                        the loss of key personnel;

•                        the integration of businesses the Company has acquired or may acquire into its existing operations;

•                        accuracy of those estimates and judgments utilized in the preparation of the Company’s financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, and any determination to use the deposit method of accounting, which for a relatively new insurance and reinsurance company, like the Company, are even more difficult to make than those made in a mature company since relatively limited historical information has been reported to the Company through September 30, 2009;

•                        greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by its insurance and reinsurance subsidiaries;

•                        severity and/or frequency of losses;

•                        claims for natural or man-made catastrophic events in the Company’s insurance or reinsurance business could cause large losses and substantial volatility in its results of operations;

•                        acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

•                        losses relating to aviation business and business produced by a certain managing underwriting agency for which the Company may be liable to the purchaser of its prior reinsurance business or to others in connection with the May 5, 2000 asset sale described in the Company’s periodic reports filed with the SEC;

•                        availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;

•                        the failure of reinsurers, managing general agents, third party administrators or others to meet their obligations to the Company;

•                        the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

•                        the Company’s investment performance;

•                        material differences between actual and expected assessments for guaranty funds and mandatory pooling arrangements;

•                        changes in accounting principles or policies or in the Company’s application of such accounting principles or policies;

•                        changes in the political environment of certain countries in which the Company operates or underwrites business;

•                        statutory or regulatory developments, including as to tax policy matters and insurance and other regulatory matters such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers and/or changes in regulations or tax laws applicable to the Company, its subsidiaries, brokers or customers; and

•                        the other matters set forth under Item 1A “Risk Factors”, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of the Company’s Annual Report on Form 10-K, as well as the other factors set forth in the Company’s other documents on file with the SEC, and management’s response to any of the aforementioned factors.

In addition, other general factors could affect the Company’s results, including developments in the world’s financial and capital markets and its access to such markets.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Comment on Regulation G

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company’s financial information in evaluating the performance of the Company. This presentation includes the use of after-tax operating income available to common shareholders, which is defined as net income available to common shareholders, excluding net realized gains or losses, net impairment losses included in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses, net of income taxes. The presentation of after-tax operating income available to common shareholders is a “non-GAAP financial measure” as defined in Regulation G. The reconciliation of such measure to net income available to common shareholders (the most directly comparable GAAP financial measure) in accordance with Regulation G is included on page 2 of this release.

The Company believes that net realized gains or losses, net impairment losses included in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses in any particular period are not indicative of the performance of, or trends in, the Company’s business performance. Although net realized gains or losses, net impairment losses included in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses are an integral part of the Company’s operations, the decision to realize investment gains or losses, the recognition of net impairment losses, the recognition of equity in net income or loss of investment funds accounted for using the equity method and the recognition of foreign exchange gains or losses are independent of the insurance underwriting process and result, in large part, from general economic and financial market conditions. Furthermore, certain users of the Company’s financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic. In addition, net impairment losses included in earnings on the Company’s investments represent other-than-temporary declines in expected recovery values on securities without actual realization. The use of the equity method on certain of the Company’s investments in certain funds that invest in fixed maturity securities is driven by the ownership structure of such funds (either limited partnerships or limited liability companies). In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company’s proportionate share of the net income or loss of the funds (which include changes in the market value of the underlying securities in the funds). This method of accounting is different from the way the Company accounts for its other fixed maturity securities and the timing of the recognition of equity in net income or loss of investment funds accounted for using the equity method may differ from gains or losses in the future upon sale or maturity of such investments. Due to these reasons, the Company excludes net realized gains or losses, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses from the calculation of after-tax operating income available to common shareholders.

The Company believes that showing net income available to common shareholders exclusive of the items referred to above reflects the underlying fundamentals of the Company’s business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income available to common shareholders, the Company believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s performance in a manner similar to how the Company’s management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company’s financial information to compare the Company’s performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies which follow the Company and the insurance industry as a whole generally exclude these items from their analyses for the same reasons.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

Book Value Per Common Share

	September 30,	June 30,	December 31,
(U.S. dollars in thousands, except share data)	2009	2009	2008

Calculation of book value per common share:
Total shareholders’ equity	$4,460,822	$4,029,968	$3,432,965
Less preferred shareholders’ equity	(325,000)	(325,000)	(325,000)
Common shareholders’ equity	$4,135,822	$3,704,968	$3,107,965
Common shares outstanding (1)	59,524,309	60,980,806	60,511,974
Book value per common share	$69.48	$60.76	$51.36

(1)        Excludes the effects of 5,384,188, 5,457,991 and 5,131,135 stock options and 263,857, 265,689 and 412,622 restricted stock units outstanding at September 30, 2009, June 30, 2009 and December 31, 2008, respectively.

Share Repurchase Activity

	Three Months Ended		Nine Months Ended		Cumulative
	September 30,		September 30,		September 30,
(U.S. dollars in thousands, except share data)	2009	2008	2009	2008	2009

Effect of share repurchases:
Aggregate purchase price of shares repurchased	$98,194	$123,377	$99,746	$513,130	$1,149,942
Shares repurchased	1,533,247	1,865,482	1,566,552	7,487,250	16,822,841
Average price per share repurchased	$64.04	$66.14	$63.67	$68.53	$68.36

Estimated net accretive (dilutive) impact on ending book value per common share (1)	$0.14	$(0.40)	$0.15	$(1.71)	$0.25
Estimated net accretive impact on diluted earnings per share (2)	$0.37	$0.03	$1.15	$0.67

(1)          As the average price per share repurchased during the 2009 periods and cumulative through September 30, 2009 was lower than the book value per common share, the repurchase of shares increased ending book value per common share. For the 2008 periods, the average price per share repurchased was higher than the book value per common share and, accordingly, decreased ending book value per common share.

(2)          The estimated impact on diluted earnings per share was calculated comparing reported results versus (i) net income (loss) per share plus an estimate of lost net investment income on the cumulative share repurchases divided by (ii) weighted average diluted shares outstanding excluding the weighted average impact of cumulative share repurchases. The impact of cumulative share repurchases was accretive to diluted earnings per share in the periods presented.

Investment Information

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(U.S. dollars in thousands, except share data)	2009	2008	2009	2008

Net investment income:
Total	$100,213	$117,022	$296,580	$356,335
Per share	$1.60	$1.86	$4.74	$5.44

Pre-tax investment income yield (at amortized cost)	3.76%	4.74%	3.82%	4.80%
After-tax investment income yield (at amortized cost)	3.64%	4.63%	3.70%	4.68%

Cash flow from operations	$316,309	$382,189	$834,854	$972,997

On a consolidated basis, the Company’s aggregate investable assets totaled $11.5 billion at September 30, 2009, compared to $10.0 billion at December 31, 2008, as detailed in the table below:

	September 30,	December 31,
(U.S. dollars in thousands)	2009	2008

Investable assets:
Fixed maturities available for sale, at market value	$9,265,961	$8,122,221
Fixed maturities pledged under securities lending agreements, at market value (1)	609,334	626,501
Total fixed maturities	9,875,295	8,748,722
Short-term investments available for sale, at market value	706,157	479,586
Short-term investments pledged under securities lending agreements, at market value (1)	—	101,564
Cash	385,149	251,739
TALF investments, at market value (2)	250,517	—
Other investments
Fixed income mutual funds	55,646	39,858
Equities	31,957	23
Privately held securities and other	66,923	69,720
Investment funds accounted for using the equity method (3)	376,381	301,027
Securities transactions entered into but not settled at the balance sheet date	(198,980)	(18,236)
Total investable assets (1)	$11,549,045	$9,974,003

Fixed income portfolio (1):
Average effective duration (in years)	3.09	3.62
Average credit quality	AA+	AA+
Imbedded book yield (before investment expenses)	3.93%	4.55%

(1)

In securities lending transactions, the Company receives collateral in excess of the market value of the fixed maturities and short-term investments pledged under securities lending agreements. This table excludes the collateral received and reinvested and includes the fixed maturities and short-term investments pledged under securities lending agreements, at market value.

(2)

The Company participates in the Federal Reserve’s Term Asset-Backed Securities Loan Facility (“TALF”), which provides secured financing for asset-backed securities backed by certain types of consumer and small-business loans and legacy commercial mortgage-backed securities. TALF financing is non-recourse to the Company, is collateralized by the purchased securities and provides financing for the purchase price of the securities, less a ‘haircut’ that varies based on the type of collateral. The Company can deliver the collateralized securities to the Federal Reserve in full defeasance of the loan. As of September 30, 2009, the Company had $250.5 million of securities purchased under TALF which are reflected as “TALF investments, at market value” and has $219.8 million of secured financing from the Federal Reserve that is reflected as “TALF borrowings, at market value.” The Company is carrying the TALF investments and TALF borrowings at market value.

(3)

Changes in the carrying value of investments accounted for using the equity method are recorded as ‘Equity in net income (loss) of investment funds accounted for using the equity method’ rather than as an unrealized gain or loss component of accumulated other comprehensive income in shareholders’ equity as are changes in the carrying value of the Company’s other fixed income investments.

For further details on the Company’s investment portfolio, please refer to the Company’s Financial Supplement dated September 30, 2009, which is posted on the Company’s website at http://www.archcapgroup.bm/EarningsReleases.aspx.

Selected Information on Losses and Loss Adjustment Expenses

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(U.S. dollars in thousands)	2009	2008	2009	2008

Components of losses and loss adjustment expenses
Paid losses and loss adjustment expenses	$365,423	$304,625	$1,079,341	$860,729
Increase in unpaid losses and loss adjustment expenses	79,491	244,261	164,973	497,199
Total losses and loss adjustment expenses	$444,914	$548,886	$1,244,314	$1,357,928

Estimated net (favorable) adverse development in prior year loss reserves, net of related adjustments
Net impact on underwriting results:
Insurance (2)	$(17,939)	$(5,783)	$(45,114)	$(30,891)
Reinsurance	(38,508)	(49,592)	(120,996)	(136,217)
Total	$(56,447)	$(55,375)	$(166,110)	$(167,108)

Impact on losses and loss adjustment expenses:
Insurance (2)	$(16,770)	$(13,315)	$(44,585)	$(42,354)
Reinsurance	(38,995)	(54,618)	(124,437)	(144,738)
Total	$(55,765)	$(67,933)	$(169,022)	$(187,092)

Impact on acquisition expenses:
Insurance (2)	$(1,169)	$7,532	$(529)	$11,463
Reinsurance	487	5,026	3,441	8,521
Total	$(682)	$12,558	$2,912	$19,984

Impact on combined ratio:
Insurance	(4.1)%	(1.3)%	(3.6)%	(2.4)%
Reinsurance	(13.2)%	(17.0)%	(13.9)%	(15.6)%
Total	(7.7)%	(7.6)%	(7.8)%	(7.8)%

Impact on loss ratio:
Insurance	(3.8)%	(3.0)%	(3.5)%	(3.3)%
Reinsurance	(13.4)%	(18.7)%	(14.3)%	(16.6)%
Total	(7.6)%	(9.3)%	(7.9)%	(8.7)%

Impact on acquisition expense ratio:
Insurance	(0.3)%	1.7%	(0.1)%	0.9%
Reinsurance	0.2%	1.7%	0.4%	1.0%
Total	(0.1)%	1.7%	0.1%	0.9%

Estimated net losses incurred from current accident year catastrophic events (1)
Insurance	$—	$36,490	$—	$63,740
Reinsurance	5,271	105,965	13,310	128,519
Total	$5,271	$142,455	$13,310	$192,259

Impact on loss ratio:
Insurance	—	8.3%	—	5.0%
Reinsurance	1.8%	36.3%	1.5%	14.8%
Total	0.7%	19.4%	0.6%	9.0%

(1)

Equals estimated losses from catastrophic events occurring in the current accident year, net of reinsurance and reinstatement premiums. Amounts shown for the insurance segment are for named catastrophic events only. Amounts shown for the reinsurance segment include (i) named events with over $5 million of losses incurred by its Bermuda and Europe operations and (ii) all catastrophe losses incurred by its U.S. operations.

(2)

Insurance amounts shown are net of premium, loss and expense adjustments related to the recording of involuntary pool activity, which resulted in a net loss to the Company of $1.8 million in the 2008 third quarter.

Segment Information

For additional details regarding the Company’s operating segments, please refer to the Company’s Financial Supplement dated September 30, 2009 on the Company’s website at http://www.archcapgroup.bm/EarningsReleases.aspx.

Discussion of 2009 Third Quarter Performance

Insurance Segment

	Three Months Ended
	September 30,
(U.S. dollars in thousands)	2009	2008

Gross premiums written	$673,986	$678,338
Net premiums written	473,676	466,115
Net premiums earned	443,319	441,049
Underwriting income (loss)	7,413	(30,148)

Loss ratio	68.4%	76.5%
Acquisition expense ratio	13.6%	14.0%
Other operating expense ratio	16.3%	16.3%
Combined ratio	98.3%	106.8%

Gross premiums written by the insurance segment in the 2009 third quarter were 0.6% lower than in the 2008 third quarter, reflecting reductions in program, construction and surety business. The lower level of program business in the 2009 third quarter primarily resulted from $10.9 million of premium adjustments related to involuntary pools in the 2008 period ($10.5 million on an earned basis) while the decline in construction and surety business was in response to the current market environment. Such amounts were partially offset by growth in property, energy and aviation, national accounts casualty and executive assurance business which was primarily due to new business written in the 2009 third quarter.

Net premiums written increased by 1.6%, reflecting changes in the mix of business, reinstatement premiums and the impact of changes in reinsurance structure. Net premiums earned by the insurance segment in the 2009 third quarter were 0.5% higher than in the 2008 third quarter, and reflect changes in net premiums written over the previous five quarters.

The loss ratio for the insurance segment was 68.4% in the 2009 third quarter, compared to 76.5% in the 2008 third quarter. The loss ratio for the 2009 third quarter did not include significant current year catastrophic event activity, compared to 8.3 points, primarily related to Hurricanes Gustav and Ike, in the 2008 third quarter. The insurance segment’s loss ratio in the 2009 third quarter included increases in expected loss ratios across a number of lines of business, primarily due to the anticipated impact of rate changes, and changes in the mix of business. The 2009 third quarter loss ratio reflected a 3.8 point reduction related to estimated net favorable development in prior year loss reserves, compared to a 3.0 point reduction in the 2008 third quarter. The estimated net favorable development in the 2009 third quarter was primarily in short-tail lines and resulted from better than expected claims emergence on large property and energy losses.

The insurance segment’s underwriting expense ratio was 29.9% in the 2009 third quarter, compared to 30.3% in the 2008 third quarter. The acquisition expense ratio was 13.6% for the 2009 third quarter, compared to 14.0% for the 2008 third quarter. The acquisition expense ratio is influenced by, among other things, (1) the amount of ceding commissions received from unaffiliated reinsurers, (2) the amount of business written on a surplus lines (non-admitted) basis and (3) mix of business. In addition, the 2009 third quarter acquisition expense ratio reflected a reduction of 0.3 points related to estimated net favorable development in prior year loss reserves, compared to an increase of 1.7 points in the 2008 third quarter. The comparison of the 2009 third quarter and 2008 third quarter acquisition expense ratios reflects changes in the form of reinsurance ceded and the mix of business. The insurance segment’s other operating expense ratio was 16.3% for the 2009 and 2008 third quarters.

Reinsurance Segment

	Three Months Ended
	September 30,
(U.S. dollars in thousands)	2009	2008

Gross premiums written	$266,193	$228,593
Net premiums written	253,632	226,577
Net premiums earned	291,066	291,982
Underwriting income (loss)	66,422	(8,368)

Loss ratio	48.7%	72.4%
Acquisition expense ratio	21.2%	24.2%
Other operating expense ratio	7.3%	6.3%
Combined ratio	77.2%	102.9%

Gross premiums written by the reinsurance segment in the 2009 third quarter were 16.4% higher than in the 2009 third quarter, primarily due to an increase in property business which resulted from new business and an increased contribution from the reinsurance segment’s property facultative operations. The growth in property business was partially offset by a decrease in other specialty business which resulted from the non-renewal of a non-standard auto treaty in the 2009 second quarter. Net premiums written by the reinsurance segment in the 2009 third quarter were 11.9% higher than in the 2008 third quarter, primarily due to the items noted above. Net premiums earned in the 2009 third quarter were 0.3% lower than in the 2008 third quarter, and reflect changes in net premiums written over the previous five quarters, including the mix and type of business written.

The reinsurance segment’s loss ratio was 48.7% in the 2009 third quarter, compared to 72.4% for the 2008 third quarter. The loss ratio for the 2009 third quarter included 1.8 points related to current year catastrophic activity in the period, compared to 36.3 points, primarily related to Hurricanes Gustav and Ike, in the 2008 third quarter. The loss ratio for the 2009 third quarter reflected a 13.4 point reduction related to estimated net favorable development in prior year loss reserves, compared to a 18.7 point reduction in the 2008 third quarter. The estimated net favorable development in the 2009 third quarter resulted from a lower level of reported and paid claims activity than previously anticipated in property and other short-tail lines and casualty business which led to decreases in certain loss selections during the period. In addition, the reinsurance segment’s loss ratio in the 2009 third quarter included increases in expected loss ratios across a number of lines of business, primarily due to the impact of rate changes, and changes in the mix of business.

The underwriting expense ratio for the reinsurance segment was 28.5% in the 2009 third quarter, compared to 30.5% in the 2008 third quarter. The acquisition expense ratio for the 2009 third quarter was 21.2%, compared to 24.2% for the 2008 third quarter. The 2009 third quarter acquisition expense ratio reflected 0.2 points related to estimated net favorable development in prior year loss reserves, compared to 1.7 points in the 2008 third quarter. The comparison of the 2009 third quarter and 2008 third quarter acquisition expense ratios is influenced by, among other things, the mix and type of business written and earned and the level of ceding commission income. The reinsurance segment’s other operating expense ratio was 7.3% for the 2009 third quarter, compared to 6.3% for the 2008 third quarter. The 2008 third quarter operating expense ratio benefited from a higher level of deferred acquisition costs in the reinsurance segment’s property facultative operations.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(U.S. dollars in thousands, except share data)

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenues
Net premiums written	$727,308	$692,692	$2,244,025	$2,190,152
Decrease (increase) in unearned premiums	7,077	40,339	(109,818)	(43,212)
Net premiums earned	734,385	733,031	2,134,207	2,146,940
Net investment income	100,213	117,022	296,580	356,335
Net realized gains (losses)	70,638	(23,001)	53,681	23,765

Other-than-temporary impairment losses	(7,860)	(82,533)	(142,663)	(105,993)
Less investment impairments recognized in other comprehensive income, before taxes	3,217	—	81,023	—
Net impairment losses recognized in earnings	(4,643)	(82,533)	(61,640)	(105,993)

Fee income	826	944	2,568	3,250
Equity in net income (loss) of investment funds accounted for using the equity method	69,119	(1,731)	135,428	(4,461)
Other income	5,687	3,067	14,588	12,071
Total revenues	976,225	746,799	2,575,412	2,431,907

Expenses
Losses and loss adjustment expenses	444,914	548,886	1,244,314	1,357,928
Acquisition expenses	122,739	133,413	373,011	367,278
Other operating expenses	99,743	95,652	286,153	295,417
Interest expense	6,001	6,241	17,425	17,553
Net foreign exchange (gains) losses	19,755	(68,395)	48,208	(45,106)
Total expenses	693,152	715,797	1,969,111	1,993,070

Income before income taxes	283,073	31,002	606,301	438,837

Income tax expense (benefit)	2,205	(1,849)	20,513	11,360

Net income	280,868	32,851	585,788	427,477

Preferred dividends	6,461	6,461	19,383	19,383

Net income available to common shareholders	$274,407	$26,390	$566,405	$408,094

Net income per common share
Basic	$4.56	$0.44	$9.39	$6.50
Diluted	$4.39	$0.42	$9.05	$6.23

Weighted average common shares and common share equivalents outstanding
Basic	60,156,219	60,109,932	60,295,144	62,790,514
Diluted	62,533,816	62,830,910	62,590,228	65,530,570

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except share data)

	(Unaudited)
	September 30,	December 31,
	2009	2008
Assets
Investments:
Fixed maturities available for sale, at market value (amortized cost: 2009, $9,020,404; 2008, $8,314,615)	$9,265,961	$8,122,221
Short-term investments available for sale, at market value (amortized cost: 2009, $696,114; 2008, $478,088)	706,157	479,586
Investment of funds received under securities lending agreements, at market value (amortized cost: 2009, $621,095; 2008, $750,330)	611,496	730,194
TALF investments, at market value	250,517	—
Other investments (cost: 2009, $147,468; 2008, $125,858)	154,526	109,601
Investment funds accounted for using the equity method	376,381	301,027
Total investments	11,365,038	9,742,629

Cash	385,149	251,739
Accrued investment income	77,762	78,052
Investment in joint venture (cost: $100,000)	101,473	98,341
Fixed maturities and short-term investments pledged under securities lending agreements, at market value	609,334	728,065
Premiums receivable	697,806	628,951
Unpaid losses and loss adjustment expenses recoverable	1,709,756	1,729,135
Paid losses and loss adjustment expenses recoverable	58,588	63,294
Prepaid reinsurance premiums	283,290	303,707
Deferred acquisition costs, net	303,826	295,192
Receivable for securities sold	998,431	105,073
Other assets	592,701	592,367
Total Assets	$17,183,154	$14,616,545

Liabilities
Reserve for losses and loss adjustment expenses	$7,879,586	$7,666,957
Unearned premiums	1,627,519	1,526,682
Reinsurance balances payable	159,898	138,509
Senior notes	300,000	300,000
Revolving credit agreement borrowings	100,000	100,000
TALF borrowings, at market value	219,843	—
Securities lending payable	625,706	753,528
Payable for securities purchased	1,197,411	123,309
Other liabilities	612,369	574,595
Total Liabilities	12,722,332	11,183,580

Commitments and Contingencies

Shareholders’ Equity
Non-cumulative preferred shares ($0.01 par value, 50,000,000 shares authorized, issued: 13,000,000)	130	130
Common shares ($0.01 par value, 200,000,000 shares authorized, issued: 2009, 59,524,309; 2008, 60,511,974)	595	605
Additional paid-in capital	917,204	994,585
Retained earnings	3,321,113	2,693,239
Accumulated other comprehensive income (loss), net of deferred income tax	221,780	(255,594)
Total Shareholders’ Equity	4,460,822	3,432,965
Total Liabilities and Shareholders’ Equity	$17,183,154	$14,616,545